DECHERT PRICE & RHOADS
                                 1500 K Street, N.W.
                                      Suite 500
                               Washington, D.C.  20005
                                    (202) 626-3300







                                  November 15, 1995




          PIMCO Funds
          840 Newport Center Drive
          Newport, California  92660

          Dear Sirs:

               As counsel for PIMCO Funds (the "Trust"), we are familiar
          with the registration of the Trust under the Investment Company
          Act of 1940 and the registration statement relating to its Shares of Beneficial Interest (the "Shares") under the
Securities Act of
          1933 (File No. 33-12113) (the "Registration
Statement").  We also
          have examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

               Based upon the foregoing, it is our opinion that the Shares being registered pursuant  to Post-Effective Amendment
No.  25 to
          the Trust's Registration Statement will, when sold in accordance with the terms of the Registration Statement and the prospectus included therein and delivered by the Trust against receipt of the net asset value of the Shares, have been duly and validly authorized and issued as fully paid  and non-assessable
Shares of
          the Trust.

               We consent to the filing of this opinion in connection with said Post-Effective Amendment No. 25 which is filed pursuant to
          Section 24(e) under the Investment Company Act of 1940 on behalf of the Trust with the Securities and Exchange
Commission.

                                             Very truly yours,


                                             Dechert Price &
Rhoads